Exhibit 99.1

IMMEDIATE RELEASE
Contact:
Sanuj K. Ravindran, MD and	Jessica Rowlands
Chief Business Officer	Feinstein Kean Healthcare
sravindran@atyrpharma.com	jessica.rowlands@fkhealth.com
858-223-1163	202-729-4089

aTyr Pharma Announces Fourth Quarter 2015 Operating Results

Company Continues Expansion of Resolaris™ Program

SAN DIEGO – March 30, 2016 – aTyr Pharma, Inc. (Nasdaq: LIFE), a biotherapeutics company engaged in the discovery and development of Physiocrine-based therapeutics to address severe rare diseases, today announced operating results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter Results

Research and development expenses were $12.7 million and $4.3 million for the quarters ended December 31, 2015 and 2014, respectively. The increase of $8.4 million was primarily due to an additional $6.5 million related to manufacturing costs and clinical development incurred in support of various activities for ResolarisTM and a $1.6 million increase related to compensation expenses resulting from increased headcount in research and development functions, including $1.0 million in non-cash stock-based compensation.

The Company expects its research and development expense to continue to increase with its Resolaris franchise expansion activities, including the expanding manufacturing and clinical development of Resolaris, the first protein therapeutic development candidate from the Resokine Pathway; advancements in the development of a second program leveraging the Resokine pathway using an iMod.Fc protein therapeutic, as well as other therapeutic modalities to harness the power of the pathway in muscle or lung disease; and continued engagement in additional research and development activities relating to the therapeutic applications of Physiocrines beyond the Resokine pathway.

General and administrative expenses were $3.8 million and $1.7 million for the quarters ended December 31, 2015 and 2014, respectively.  The increase was of $2.1 million was due primarily to a $1.9 million increase in personnel costs resulting from increased headcount, including $0.3 million in non-cash stock-based compensation.

The Company expects general and administrative expenses to increase substantially to support the continued development of its product candidates and the costs associated with operating as a public company, which include supporting regulatory and listing requirements, insurance and investor relations.  These increases will also include the cost of additional personnel and fees to outside consultants, among other expenses.

Full Year Results

Research and development expenses for the year ended December 31, 2015 and 2014 were $34.5 million and $16.8 million, respectively. The increase of $17.7 million was due primarily to a $11.4 million increase related to manufacturing costs and clinical development incurred in support of various activities for Resolaris; a $4.1 million increase related to compensation expenses, including $2.0 million of non-cash stock-based compensation expense; and a one-time $1.4 million non-cash expense for the assignment of certain intellectual property rights.

General and administrative expenses were $13.1 million and $6.8 million for the year ended December 31, 2015 and 2014, respectively. The increase of $6.3 million was due primarily to a $3.8 million increase in personnel costs resulting from increased headcount, including $1.1 million in stock-based compensation; a $1.7 million increase in public company costs and a $0.3 million increase in intellectual property-related projects.

Net loss for the year ended December 31, 2015 was $48.0 million, as compared to $ 24.4 million for the same period in 2014.

As of December 31, 2015, the number of shares outstanding was 23.7 million and the Company had cash, cash equivalents and investments totaling $125.3 million.

About aTyr Pharma

aTyr Pharma is engaged in the discovery and clinical development of innovative medicines for patients suffering from severe rare diseases using its knowledge of Physiocrine biology, a newly discovered set of physiological modulators. The Company's lead candidate, ResolarisTM, is a potential first-in-class intravenous protein therapeutic for the treatment of rare myopathies with an immune component. Resolaris is currently in a Phase 1b/2 clinical trial in adult patients with facioscapulohumeral muscular dystrophy (FSHD); a Phase 1b/2 trial in adult patients with limb-girdle muscular dystrophy 2B (LGMD2B or dysferlinopathy) or FSHD; and a Phase 1b/2 trial in patients with an early onset form of FSHD.  To protect this pipeline, aTyr built an intellectual property estate comprising over 70 issued or allowed patents and over 240 pending patent applications that are solely owned or exclusively licensed by aTyr. aTyr's key programs are currently focused on severe, rare diseases characterized by immune dysregulation for which there are currently limited or no treatment options. For more information, please visit http://www.atyrpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act.  Forward-looking statements are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions.  We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions.  These forward-looking statements, including statements regarding the potential of Resolaris or iMod.Fc, the ability of the Company to undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and accomplish certain development goals, and the timing of initiation of additional clinical trials and of reporting results from our clinical trials reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.  Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.  Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the discovery, development and regulation of our Physiocrine-based product candidates, as well as those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2015 and in our other SEC filings.  Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ATYR PHARMA INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating expenses:
Research and development	$12,670	$4,341	$34,504	$16,777
General and administrative	3,813	1,689	13,112	6,777
Total operating expenses	16,483	6,030	47,616	23,554

Loss from operations	(16,483)	(6,030)	(47,616)	(23,554)

Other income (expenses), net	(10)	(8)	(357)	(796)

Net loss	(16,493)	(6,038)	(47,973)	(24,350)

Accretion to redemption value of redeemable convertible preferred stock	-	-	(15)	(416)

Net loss attributable to common stockholders	$(16,493)	$(6,038)	$(47,988)	$(24,766)

Net loss per share attributable to common stockholders, basic and diluted	$(0.70)	$(7.04)	$(3.03)	$(29.69)
Weighted average shares outstanding, basic and diluted	23,603,661	857,269	15,838,353	834,221

ATYR PHARMA INC.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2015	2014
Cash, cash equivalents and investments	$125,349	$15,853
Other assets	2,533	1,925
Property and equipment, net	1,793	2,866
Total assets	$129,675	$20,644

Accounts payable, accrued expenses and other liabilities	$9,483	$5,759
Current portion of commercial bank debt	3,366	3,134
Convertible promissory note	—	2,000
Commercial bank debt, net of current portion	1,776	5,142
Redeemable convertible preferred stock	—	95,619
Stockholders’equity (deficit)	115,050	(91,010)
Total liabilities and stockholders’equity (deficit)	$129,675	$20,644

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